                                                           REGISTRATION NO. 333-

      As filed with the Securities and Exchange Commission on May 17, 1996
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                              AMERICAN BIOMED, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      76-0136574
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                          10077 GROGANS MILL ROAD #100
                           THE WOODLANDS, TEXAS 77380
                                 (713) 367-3895

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 STEVEN B. RASH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              AMERICAN BIOMED, INC.
                          10077 GROGANS MILL ROAD #100
                           THE WOODLANDS, TEXAS 77380
                                 (713) 367-3895

 (Name, address and telephone number, including area code, of agent for service)

                                 With copies to:

                             PORTER & HEDGES, L.L.P.
                                  700 LOUISIANA
                            HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600
                             ATTN.: ROBERT G. REEDY

Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                         PROPOSED MAXIMUM          PROPOSED
      TITLE OF EACH CLASS OF             SHARES              OFFERING         MAXIMUM AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED      TO BE REGISTERED     PRICE PER SHARE        OFFERING PRICE      REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001
per share.........................      1,101,000           $1.125(1)           $1,238,625.00            $427.11
- -----------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
Warrants..........................      1,425,250           $1.125(2)           $1,603,406.20            $552.90
- -----------------------------------------------------------------------------------------------------------------------
         TOTAL                          2,526,250              ---              $2,842,031.20            $980.01
=======================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee for these shares is calculated based upon the average of the bid and asked price per share of the Common Stock reported by the NASD's OTC Bulletin Board(R) on May 14, 1996, or $1.125 per share.

(2) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price of $1.125 per share, which represents the highest of: (i) the price at which the warrants may be exercised;
         (ii) the offering price of securities of the same class included in the registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              AMERICAN BIOMED, INC.

                              CROSS-REFERENCE SHEET

                   (PURSUANT TO ITEM 501(b) OF REGULATION S-K)


ITEM            FORM S-3 ITEM AND CAPTION                               LOCATION IN PROSPECTUS
- ----            -------------------------                               ----------------------

  1.     Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus...........   Facing Page; Outside Front Cover Page of Prospectus
  2.     Inside Front and Outside Back Cover Pages
         of Prospectus....................................   Inside Front Cover Page; Outside Back Cover Page
  3.     Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges...............   The Company; Risk Factors
  4.     Use of Proceeds..................................   Not Applicable
  5.     Determination of Offering Price..................   Not Applicable
  6.     Dilution.........................................   Not Applicable
  7.     Selling Security Holders.........................   Selling Security Holders
  8.     Plan of Distribution.............................   Outside Front Cover Page; Plan of Distribution
  9.     Description of Securities to be Registered.......   Not Applicable
  10.    Interests of Named Experts and Counsel...........   Legal Matters
  11.    Material Changes.................................   Not Applicable
  12.    Incorporation of Certain Information
         By Reference.....................................   Documents Incorporated by Reference
  13.    Disclosure of Commission Position
         On Indemnification for Securities Act
         Liabilities......................................   Not Applicable

                                                                      PROSPECTUS

                                2,526,250 SHARES

                              AMERICAN BIOMED, INC.

                                  COMMON STOCK
                                ($.001 PAR VALUE)

         This prospectus relates to 2,526,250 shares of common stock, par value $.001 per share (the "Common Stock"), of American BioMed Inc., (the "Company") which may be offered and sold from time to time by security holders of the Company (the "Selling Security Holders"). Of the total number of shares offered hereby, 1,425,250 are issuable upon the exercise of certain warrants to acquire Common Stock and 1,101,000 are currently outstanding shares of the Company's Common Stock owned by certain security holders of the Company. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. However, if all of the warrants representing shares of Common Stock in this offering are exercised, the Company will receive aggregate proceeds therefrom of $559,762.50.

         The Company's Common Stock traded on the Nasdaq Small-Cap Market under the symbol "ABMI" from October 22, 1991 through October 13, 1994. Currently, the Company's Common Stock is traded in the over-the-counter market on the NASD's OTC Bulletin Board.(R) On May 14, 1996, the closing bid and asked prices for the Company's stock were, respectively, $1.0625 and $1.1875 per share.

         The Common Stock may be offered and sold from time to time by the Selling Security Holders named herein through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock in respect of which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the shares of Common Stock, the proceeds to the Selling Security Holders, and any other material terms shall be as set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.



                  The date of this Prospectus is May 17, 1996.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and (iii) the description of the Company's Common Stock contained in the Company's Form S-1, dated May 11, 1993, including any amendments or reports filed for the purpose updating such description. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995 are hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. All such requests should be directed to American BioMed, Inc., 10077 Grogans Mill Road #100, The Woodlands, Texas 77380, Attention: Steve Rash, telephone number (713) 367-3895.

                                   THE COMPANY

         American BioMed, Inc., a Delaware corporation (the "Company"), is engaged in the development, manufacture and marketing of medical, surgical and diagnostic devices. The Company's primary technology is directed at interventional cardiology, endovascular surgery and minimally invasive surgical devices. The principal products are atherectomy catheters, stents, clot filters and drug delivery catheter systems. The Company's primary business strategy is to design and develop minimally invasive medical devices to treat atherosclerotic disease. The Company holds patents and/or proprietary rights on several devices designed to facilitate the flow of blood through blood vessels and to eliminate or minimize the buildup of plaque within vessels or other synthetic implanted vessel devices.

         The Company's executive offices are located at 10077 Grogans Mill Road #100, The Woodlands, Texas 77380, and its telephone number is (713) 367-3895.

                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

DEVELOPMENT STAGE; FINANCIAL CONDITION; QUALIFICATION OF INDEPENDENT ACCOUNTANT'S OPINION

         The Company is in the development stage and devotes substantially all of its efforts to financial planning, raising capital, research and development and developing markets for its products. The Company's cash requirements have heretofore significantly exceeded its resources due to its expenditures related to research and development, obtaining regulatory approvals, obtaining and maintaining manufacturing and distribution arrangements, acquisitions and product introductions. Consequently, the Company has incurred a cumulative loss of $22,249,703 since its inception and had a working capital deficit of $3,923,037 at March 31, 1996. The Company expects to continue to incur operating losses until such time as it derives meaningful revenues from the sale of its products. There are problems, delays, expenses and difficulties typically encountered by companies in the development stage, many of which may be beyond the Company's control, such as unanticipated results of laboratory or clinical tests requiring changes in product design, changes in applicable government regulations or the interpretation thereof, market acceptance of the Company's products, and development of competing products by others. There can be no assurance that the Company will successfully complete the transition from a development stage company to profitability. Such ability is dependent upon, among other things, its ability to obtain additional working capital to develop, manufacture, and market its products and the success of future operations. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements at December 31, 1995, as to the uncertainty relating to the Company's ability to continue as a going concern.

GOVERNMENTAL REGULATION AND FDA APPROVAL

         The Company's products, development activities and manufacturing processes are subject to extensive and rigorous regulation by the United States Food and Drug Administration (the "FDA") pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDA Act"), by comparable agencies in foreign countries, and by state regulatory agencies. Under the FDA Act, medical devices must receive FDA clearance before they can be commercially marketed in the United States. The process of obtaining marketing clearance from the FDA for new products can take a number of years and require the expenditure of substantial resources, and may involve rigorous pre-clinical and clinical testing. The time required for completing such testing and obtaining FDA clearance is uncertain, and there is no assurance that the Company will have sufficient resources to complete the required testing and regulatory review process, that such clearances will be granted, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA review of each submitted application. Similar delays may also be encountered in other countries. Even if regulatory approvals to market a product are obtained from the FDA, these approvals may entail limitations on the indicated uses of the product. In addition, as can be expected with any investigational device, modifications will be made to the Company's products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements will not require further regulatory review thereby delaying the testing, approval and commercialization of the Company's development products, or that ultimately any such improvements will receive FDA clearance. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforseen problems following initial approval. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution, and could have a material adverse effect on the Company. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company.

         FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, quality control and documentation procedures. On February 5, 1993, the FDA issued a Warning Letter to the Company advising it of several GMP deficiencies in its Cathlab Corporation ("Cathlab") manufacturing facility. The Company responded to the Warning Letter and the Warning Letter was subsequently lifted. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. In May 1993, following an inspection of the Cathlab facility, the Company was advised by the FDA of continuing GMP deficiencies. The Company is not presently subject to any enforcement or other action adversely affecting the continued manufacture or distribution of the Company's products from this facility. The Company has been working with the FDA to resolve the deficiencies raised in the most recent inspection and believes that a resolution of these issues satisfactory to the FDA can be reached. If a satisfactory resolution of the deficiencies cannot be reached, there could be additional FDA action.

POSSIBLE DEFAULT ON ABERLYN LEASE

         In January 1993, the Company and Aberlyn Capital Management Limited Partnership ("Aberlyn") entered into a three-year Master Lease Agreement, pursuant to which the Company can request Aberlyn to purchase equipment for up to $1,000,000 and lease it back to the Company. During 1993, two draws were made against this agreement, one in the amount of $205,000 against Cathlab equipment and another in the amount of $100,000 against equipment at the Company's Woodlands facility. In 1994, this lease was re-negotiated to require semi-annual rather than monthly payments. The Company has not made payments when due and Aberlyn has demanded payment in full. As of March 25, 1996, Aberlyn had agreed to discuss a restructuring of all the Company's leases. This restructuring decision will be predicated in part upon the success of the Company's current fundraising efforts. If such negotiations are not successful, Aberlyn may assert that the Company is in default of these obligations, which are collateralized by certain assets of the Company. The loss of these assets could have a material adverse effect on the Company's financial position, results of operations and cash flows.

POTENTIAL FAILURE TO SATISFY USSC NOTE

         On May 1, 1995, the Company and United States Surgical Corporation ("USSC"), a Delaware corporation, entered into an Option Agreement (the "Option Agreement"), pursuant to which USSC was granted a 90-day option to purchase the Company's technologies for stents (including the OmniStent(TM)), atherectomy catheters (including the OmniCath Atherectomy Catheter(R)), toposcopic catheters (including the Evert-O-Cath(TM) Drug Delivery Catheter) and all the intellectual property rights, inventory, equipment and goodwill related thereto (collectively, the "Assets"). Upon execution of the Option Agreement, USSC paid $2.0 million to the Company (the "Initial Payment") in consideration of the option and in partial consideration for the purchase price.

         On July 20, 1995, USSC elected not to exercise its option to acquire certain assets. As a result, the Company retained $1.0 million of the Initial Payment as a forfeited option fee. The other $1.0 million is payable to USSC plus interest at 10% per annum beginning July 20, 1995 (the "Note"). The Note, originally due January 20, 1996, which is collateralized by the Company's stent technology, was extended to March 15, 1996. On May 9, 1996, the Company and USSC finalized negotiations to extend the Note until September 15, 1996. The agreement requires payments as follows: $50,000 on May 22, $75,000 on June 15, $75,000 on July 15, $75,000 on August 15 and the remaining balance of the Note on Setember 15.

         If the Company fails to make payments on the Note as they come due, USSC may assert that the Company is in default of the Note, which is collateralized by the Company's stent technology. The loss of this asset could have a material adverse effect on the Company's financial position, results of operations and cash flows.

POSSIBILITY OF UNSUCCESSFUL NEW PRODUCT DEVELOPMENT; RELIANCE ON PRODUCTS UNDER DEVELOPMENT

         Three of the Company's primary development products, the OmniCath(R), the OmniStent(TM), and the Evert-O-Cath(TM), are under development in several different versions. Commercial introduction of the OmniCath(R) can only commence upon completion of human clinical trials and receipt of regulatory approval. In 1995, the Company received FDA approval to commence Phase II clinical trials of the OmniCath(R) for peripheral use and is awaiting approval from the Canadian government to conduct human clinical trials for coronary use in Canada. The Company has not completed the approval process with respect to the OmniStent(TM). The Company has received FDA approval of a version of the Evert-O-Cath(TM) for non-coronary use; however, the Company has determined not to market that product and to seek regulatory approval of a version of the Evert-O-Cath(TM) for non-coronary use with more advanced features. There can be no assurance that FDA approval of marketable products will be obtained on a timely basis, if at all. The success of the OmniCath(R), the OmniStent(TM), and the Evert-O-Cath(TM), if and when commercially introduced, will depend upon acceptance by the medical community, which cannot be assured. Finally, there can be no assurance that the products, if sold, will generate the level of profits anticipated. In the event commercialization or development of the OmniCath(R), the OmniStent(TM), and/or the Evert-O-Cath(TM) is delayed or those product lines do not achieve market acceptance, there will be a material adverse effect on the Company's financial position, results of operations and cash flows.

POTENTIAL NEED FOR ADDITIONAL PARTNERS

         The Company's strategy for research, development, and commercialization of certain of its products may require the Company to enter into collaborative arrangements with corporate partners. There can be no assurance that the Company will be able to attract such corporate partners or that the Company will be able to negotiate such partnerships on acceptable terms. Further, reliance on collaborations with others may adversely affect the Company's profitability. Although the Company believes its collaborators will have an economic motivation to perform their contractual obligations under any arrangements with the Company, the time and amount of resources they devote to these activities will not be within the control of the Company and may be affected by such collaborator's financial condition or other difficulties. There can be no assurance that such parties will perform their obligations as expected, or that the Company will generate any revenues from these agreements. In addition, there can be no assurance that any such corporate partners will not pursue alternative technologies to develop products similar to those being developed by the Company.

TECHNOLOGICAL CHANGE

         The medical device industry is characterized by extensive research and development and rapid technological change. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote continued efforts and financial resources to bring its development products to market, enhance its existing products and develop new products for the medical marketplace.

HIGHLY COMPETITIVE INDUSTRY

         Competition in the biomedical industry is intense. Many of the Company's products compete directly with similar products sold by a number of companies. There can be no assurance that these products will be able to maintain a sizable market share, if any. There are many companies and academic institutions that are capable of developing products of similar design, and that have developed and are capable of developing products based on other technologies, including lasers, drug-based therapies and thermal systems, that are or may be competitive with the Company's current and proposed products. Many of these companies and academic institutions are well-established, have substantially greater financial and other resources than the Company, and have established reputations for success in the development, sale and service of products. These companies and academic institutions may succeed in developing competing products that are more effective than those of the Company or that receive FDA approval more quickly than the Company's products. The Company's ability to compete will be dependent upon its ability to get products approved by regulatory authorities and introduced to the market, including the arrangement of a distribution network, and to provide products with advanced performance features, none of which can be assured.

UNCERTAINTY OF MARKET ACCEPTANCE

           As with any new medical technology, there is substantial risk that the marketplace may not accept or be receptive to the potential benefits of such technology. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds to inform potential customers, including third-party distributors, of the distinctive characteristics and benefits of those products. There can be no assurance that the Company's current and proposed products will be accepted by the medical community or that any of the Company's current or proposed products will be able to compete effectively against current and alternative treatments.

LIMITED MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTY DISTRIBUTORS

         The Company sells and intends to sell its products primarily through third-party distributors and may, on a limited basis, sell products independently. The Company is, and will be, substantially dependent on its arrangements with distributors to generate product revenues, and there can be no assurance that the Company will be able to obtain satisfactory arrangements with distributors, or that the Company realize substantial revenues from sales by distributors. The loss of any of its major distributors, in the absence of substantially similar replacement arrangements, could have a material adverse effect on the ability of the Company to introduce and sell products and to move beyond the development stage. In the event that the Company determines that its distribution arrangements are unsatisfactory, or is unable to obtain satisfactory distribution arrangements for any product in any geographic area, unless prohibited by existing distribution arrangements, the Company may attempt to distribute products in that geographic area independently. Inasmuch as the Company has limited marketing experience and has limited financial and other resources to undertake extensive independent marketing activities, there can be no assurance that the Company will be able to market products successfully.

LIMITED MANUFACTURING EXPERIENCE

         The Company currently manufactures OmniCaths(R) for human clinical trials. The Company has no experience manufacturing these products in commercial quantities and there can be no assurance that the Company will be able to manufacture them on a cost-effective basis. Failure to meet production requirements could have a material adverse impact on the ability of the Company's products to achieve market acceptance. The Company's inability to maintain its current manufacturing arrangements, or obtain other necessary manufacturing arrangements, on acceptable terms could have a material adverse effect on the Company's ability to commercialize products. Further, failure of the Company or its manufacturers to adhere to GMP could delay production of products, which could in turn have a material adverse effect on the Company's financial position, results of operations and cash flows.

RELIANCE AND LIMITATIONS ON THIRD PARTY REIMBURSEMENT

         The Company's products are purchased by hospitals, physicians, and other health care providers, which bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care goods and services provided to their patients. Payors may deny reimbursement if they determine that a product was not used in accordance with established payor protocol regarding cost-effective treatment methods, or was used for an unapproved treatment. Increasingly, third-party payors are also contesting the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers to lower their prices. There is no assurance that reimbursement for the Company's products will be available or, if available, that payors' reimbursement levels will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by hospitals and other users of the Company's products to obtain reimbursement from third-party payors and changes in third-party payors' policies towards reimbursement for procedures using the Company's products could have a material adverse effect on the Company's financial position, results of operations and cash flows.

PROPOSED HEALTH CARE REFORM

         The cost of health care has risen significantly over the past decade, and there have been and may continue to be proposals by legislators, regulators and third-party payors to curb these costs. Health care reform is an area of increasing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices the Company will be able to charge in the United States for its diagnostic products and any therapeutic products or the amount of reimbursement available for the Company's products from governmental agencies of third-party payors.

DEPENDENCE ON PATENTS AND PROTECTION OF PROPRIETARY INFORMATION

         The medical device industry traditionally has placed considerable importance on obtaining and maintaining patents and trade secret protection for significant new technologies, products and processes and the Company's ability to compete effectively with other companies is materially dependent upon the proprietary nature of it technologies. The Company pursues a policy of generally obtaining patent protection in both the United States and abroad for patentable subject matter in its proprietary devices. Currently, the Company owns several United States patents and has United States and international patent applications pending with respect to the OmniCath(R), OmniStent(TM) and to cardiac-assist pumps under development by the Company. There can be no assurance that any pending or future patent applications will result in issued patents, or that any current or future patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to the Company. The invalidation of key patents or proprietary rights owned by the Company could have an adverse effect on the Company and on its business prospects.

         The patent position of medical device firms generally is highly uncertain and involves complex legal and factual questions. There has not emerged any consistent policy regarding the breadth of claims allowed in medical device patents. Accordingly, there can be no assurance that patent applications relating to the Company's products or technology will afford protection against competitors with similar technology. In addition, companies that obtain patents claiming products or processes that are necessary for or useful to the development of the Company's products can bring legal actions against the Company claiming infringement. In recent years it has been common for companies in the medical device field to aggressively challenge the rights of other companies to develop and sell competitive devices. Differences in catheter devices can be very small and there has been substantial litigation by established companies to prevent the marketing of new devices. Regardless of the outcome, any future litigation could result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. There can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. Although the Company is not aware of any claim that it infringes or will infringe any existing patent, in the event that in the future the Company is unsuccessful in defending against a claim of infringement, it may be required to obtain licenses to patents or to other proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable. In the event the Company's right to market any of its products were to be successfully challenged, the Company's business and prospects would be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The success of the Company largely will be dependent on the efforts of David P. Summers, Ph.D., its founder and Chairman of the Board and Steven B. Rash, the Company's President and Chief Executive Officer. Although the Company has entered into employment agreements with each of Dr. Summers and Mr. Rash, the loss of services of either person would have a material adverse effect on the Company's business and prospects. The success of the Company also is dependent upon its ability to retain its operating, marketing, technical and financial personnel. The competition for qualified personnel in the medical device industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

EXPOSURE TO PRODUCT LIABILITY CLAIMS

         The medical device industry historically has been litigious, and the manufacture and sale of the Company's products inherently entails a risk of product liability claims. As a supplier of products which may be used in medical diagnosis or treatment, the Company will face the risk of exposure to product liability claims in the event that the end use of its products results in unanticipated adverse effects. The Company does not currently carry any product liability insurance. The Company may, but will not be obligated, to acquire such coverage as the Company further develops products. No assurance can be given that the Company will acquire such insurance, that adequate insurance coverage will be available at a reasonable cost, or that a product liability claim would not have a material adverse effect on the business or financial condition of the Company. In addition, the costs of defending or settling a product liability action and the negative publicity arising therefrom, could have a material adverse impact on the Company, even if the Company were ultimately to prevail. Furthermore, in the event problems arise with the Company's products after commercial introduction, the Company might be required to recall the defective products. In that event, the costs and potential liability to the Company could be significant and would have a material adverse effect on the Company's business and operations.

RISKS OF INTERNATIONAL TRANSACTIONS

         The Company has arrangements with several foreign distributors to distribute products in Europe, Southeast Asia, the Far East, Central America and South America. In addition, the Company obtains certain supplies from foreign suppliers. International transactions subject the Company to several potential risks, including fluctuating exchange rates (to the extent the Company's transactions are not in U.S. dollars), regulation of fund transfers by foreign governments, United States and foreign export and import duties and tariffs and political instability. There can be no assurance that any of the foregoing will not have a material adverse effect upon the business of the Company.

BUSINESS EXPANSION AND COMPANY ACQUISITIONS

         Since the closing of the Company's initial public offering in October 1991 (the "1991 Offering"), the Company has expanded its business and activities through the stock acquisition of Freedom Machine, Inc. ("FMI") and Cathlab, and the purchase of rights to certain technology from VMS Medical, Inc. ("VMS"). Further, the Company has entered into agreements to become the distributor of products developed by others. The Company views this expansion as complementary to its OmniCath(R) and Evert-O-Cath(TM) development efforts and as a possible opportunity to generate sales. There can be no assurance that the Company's acquisitions and expanded activities will prove successful, that acquired or distributed products will prove complementary to the Company's business, that the Company will generate sales or profits from these activities or from any of its acquired companies or assets, or that such acquisitions and activities will not overtax the Company's limited management, financial and other resources and slow or prevent the Company from achieving its research and development goals. In 1993, an arrangement by which the Company was to distribute the products of a third party was dissolved pursuant to a settlement agreement.

DELISTING OF SECURITIES FROM NASDAQ

          The National Association of Securities Dealers, Inc. ("NASD") has adopted rules which impose stringent criteria for continued listing of securities on the NASDAQ Small-Cap Market. Under the rules, in order to maintain the listing of its securities on the NASDAQ Small-Cap Market, a company must have, among other things, total assets of $2 million, capital and surplus of $1 million and, in certain circumstances, a minimum bid price for its common stock of $1.00 per share. The Company's Common Stock traded on the NASDAQ Small-Cap Market under the symbol "ABMI" from October 22, 1991 through October 13, 1994. On October 13, 1994, the Company was delisted from NASDAQ because the Company did not meet the required $1 million in equity as of June 30, 1994. Trading in the Company's stock is presently conducted in the over-the-counter market on the NASD's "OTC Bulletin Board." As a consequence of such delisting, investors may find it comparatively more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities than when the Common Stock was traded on the NASDAQ Small-Cap Market. In addition, the delisting may prove detrimental to the amount of news coverage the Company receives, and information relating to the Company may be comparatively more difficult to obtain than when the Common Stock was traded on the NASDAQ Small-Cap Market. This in turn could result in a decline in the market for the Company's securities and make it more difficult for the Company to obtain additional financing. No assurance can be given that the Company will be eligible at some future date for the relisting of its Common Stock on the NASDAQ Small-Cap Market.

         The Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap Market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such an issuer has been in operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         In addition, because the Company's securities are not quoted on the NASDAQ Small-Cap Market and the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and nonexchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

         The Company's Common Stock currently falls within the definition of a penny stock and this may have impaired the market liquidity for the Company's securities, given that regulations on penny stocks may limit the ability of broker/dealers to sell the Company's securities, and thus limit the ability of purchasers of the Company's securities to sell their securities in the secondary market.

OUTSTANDING OPTIONS AND WARRANTS

         As of March 31, 1996, the Company had outstanding stock options to purchase 4,782,361 shares of its Common Stock and outstanding warrants to purchase 4,290,600 shares of its Common Stock, which options and warrants are exercisable over the next several years at prices ranging from $0.001 to $9.2125. The holders of certain of such options and warrants therefore have an opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during the next several years may be adversely affected by the existence of such options and warrants. The holders of the options and warrants are likely to exercise them at a time when the Company would otherwise be able to obtain additional capital through an equity financing on terms more favorable than those provided by the options and warrants.

AUTHORIZATION OF PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The issuance of preferred stock with anti-takeover measures could have a depressive effect on the market price of the Company's Common Stock and could discourage hostile bids in which stockholders may receive premiums for their shares. At present, no shares of preferred stock are outstanding.

         The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. It is anticipated that any earnings that may be generated from the Company's operations will be used to finance the Company's growth.

POSSIBLE VOLATILITY OF SECURITIES PRICES

         The market price of the Company's securities may be highly volatile, as has been the case with the securities of other companies engaged in high technology research and development. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, or disputes relating to patents or proprietary rights may have a significant impact on the market price of the Company's securities.

                                             SELLING SECURITY HOLDERS

         The following table sets forth the name of each Selling Security Holder and the number of shares of Common Stock being offered by each Selling Security Holder. The shares of Common Stock being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or a portion of the shares for resale from time to time. See "Plan of Distribution."

                                                            Amount                       Amount        Percentage
                                                         Beneficially                 Beneficially    Beneficially
                                                             Owned                       Owned           Owned
                                                            Prior to         Amount    Following       Following
  Name                                                     Offering         Offered     Offering       Offering++
  ----                                                     --------         -------     --------       --------

Cassie & Associates................................           30,000          30,000      ---             ---
Lyons Community Property Trust.....................          223,000         223,000(1)   ---             ---
Texas Commerce Bank................................          175,000         175,000      ---             ---
Conley, Rose & Tayon...............................           40,000          40,000      ---             ---
Scott Printing.....................................           70,000          70,000      ---             ---
George Zimmerman...................................          150,000         150,000      ---             ---
ACT Medical........................................           56,000          56,000      ---             ---
Gunn & Associates..................................           20,000          20,000      ---             ---
Joyce Heinrich.....................................            5,000           5,000      ---             ---
Porter & Hedges, L.L.P.............................           30,000          30,000      ---             ---
Joseph J. Janecka, Jr..............................            7,000           7,000      ---             ---
Herbert  L. Kalman.................................           10,000          10,000      ---             ---
Gibbs and Runyan...................................           14,000          14,000      ---             ---
Zoetic, Inc........................................           50,000          50,000+     ---             ---
Christ Demos.......................................           50,000          50,000+     ---             ---
James Bertocchio...................................           25,000          25,000+     ---             ---
Duane Gengler......................................           87,500          87,500+     ---             ---
Richard J. Domerq..................................          220,000         220,000+     ---             ---
Phillip R. Rose....................................          137,500         137,500+     ---             ---
Dan Hallman........................................           47,857          18,000     29,857            *
Charles Robertson..................................           40,000          35,000      5,000            *
Norman Bruns.......................................           51,818          50,000      1,818            *
San Benlo, Inc.....................................           12,000          12,000      ---             ---
Charles Horrell....................................           22,000          20,000      2,000            *

                                                             Amount                        Amount        Percentage
                                                          Beneficially                  Beneficially    Beneficially
                                                              Owned                        Owned           Owned
                                                             Prior to         Amount     Following       Following
  Name                                                      Offering         Offered      Offering       Offering++
  ----                                                      --------         -------      --------       --------


John N. Koroyanis..................................           25,000          25,000+         ---             ---
Steven Rose........................................           25,000          25,000+         ---             ---
Richard Feldman....................................          102,500         102,500+         ---             ---
Betty Janitz.......................................           25,000          25,000+         ---             ---
Chris Liakouras....................................           25,000          25,000+         ---             ---
Charles R. Bosco...................................          100,000         100,000+         ---             ---
Joe Pigford (Dyad Industries)......................           25,000          25,000+         ---             ---
Marshall Weinstein.................................           25,000          25,000+         ---             ---
P.E. & Mary Helen Jones............................           25,000          25,000+         ---             ---
Amalgam Capital....................................          151,750         151,750+         ---             ---
George M. Britton..................................          125,000         125,000+         ---             ---
Penny Koenig.......................................           90,000          40,000(2)      50,000            *
Harrell Huff.......................................           90,000          40,000(3)      50,000            *
Oral M. Bertocchio Trust UTD 10/88.................           90,000          40,000(4)      50,000            *
Stanley J. Hydrisko................................            2,000           1,000(5)       1,000            *
Heatmax............................................           65,000          65,000(6)       ---             ---
OTC Communications.................................          106,000          10,000         96,000            *
Nitinol Devices Corp...............................           20,000          20,000          ---             ---
Dr. Allan G. Adelman...............................           10,000          10,000          ---             ---
Dr. Ken Snyderman..................................            2,000           2,000          ---             ---
Dr. Andrew Common..................................            5,000           5,000          ---             ---
Louis T. Buonocore.................................           24,000          24,000          ---             ---
Endotec, Inc.......................................           50,000          50,000          ---             ---
Rubin and Rudman...................................           30,000          30,000          ---             ---
                                              TOTAL        2,811,925       2,526,250         285,675          2.8%


- --------------
+ These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.40 per share.

++ Assumes no sales are effected by the Selling Security Holder during the offering period other than pursuant to this Registration Statement.

*        Less than one percent.

(1) Includes a warrant to purchase 15,000 shares at an exercise price of $0.6875 per share.

(2) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.25 per share.

(3) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.25 per share.

(4) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.25 per share.

(5) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.50 per share.

(6) These shares may be acquired upon the exercise of a warrant to purchase Common Stock at an exercise price of $0.45 per share.

         Except as set forth below, no Selling Security Holder has held any position or office, or has had any material relationship with, the Company or any of its affiliates within the past three years.

         Herbert L. Kalman has served as director, Secretary and Treasurer of the Company since June 28, 1995. In addition, he served as Vice President and Chief Financial Officer from March 1994 through October 1995; Phillip R. Rose and Steven Rose are related by marriage to Mr. Kalman. Joyce Heinrich is employed as a paid consultant to the Company; Porter & Hedges, L.L.P. represents the Company as its principal outside legal counsel; Both Conley, Rose & Tayon and Gunn & Associates represent the Company in patent-related matters. Joseph J. Janecka, Jr. served as Vice President and General Manager of the Company from February 20, 1993 to December 23, 1993. Thereafter, he held the position of Chief Operating Officer. Mr. Janecka resigned from the Company on December 16, 1994. P.E. and Mary Helen Jones are related by marriage to David P. Summers, Ph.D., currently the Company's Chairman of the Board and Chief Scientific Officer.

                              PLAN OF DISTRIBUTION

         The Selling Security Holders may offer the shares of Common Stock subject to this Prospectus from time to time in one or more offerings through underwriters, dealers or agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Resales by the purchasers of such shares may be made in the same manner.

         If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Security Holders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         The distribution of the shares of Common Stock by the Selling Security Holders, or by pledgees, transferees or other successors-in-interest of the Selling Security Holders, may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Security Holders may effect such transactions by selling shares of Common Stock directly to purchasers or to or through broker-dealers acting as principals or agents. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Security Holders or the purchasers of the shares of Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be less than or in excess of customary commissions).

         Upon the Company's being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Act, setting forth (i) the name of each Selling Securityholder and of the participating broker-delaer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transactions.

         The Selling Security Holders and any broker-dealers or agents who participate in a sale of shares of Common Stock covered by this Prospectus may be deemed to be underwriters (within the meaning of such term under the Securities Act) of the Common Stock offered thereby. Any commissions received by them, as well as any proceeds from any sales as principal by them, may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable Prospectus Supplement, such dealers or agents may, under agreements with the Selling Security Holders, be entitled to indemnification by the Company or the Selling Security Holders against certain civil liabilities under the Securities Act.

         With respect to the shares of Common Stock offered hereby which may be acquired upon the exercise of warrants (the "Warrant Shares"), each of the warrant holders (the "Warrant Holders"), representing an aggregate of 1,425,250 shares of Common Stock, has agreed that the Company may voluntarily suspend the effectiveness of this registration statement for a limited time, not to exceed 120 days, if the Company has been advised by counsel or a managing underwriter involved in an offering by the Company that the offering of the Warrant Shares pursuant to this registration statement would adversely affect, or would be improper in view of, a proposed financing, reorganization, recapitalization, merger, consolidation or similar transaction involving the Company.

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. However, if all of warrants representing shares of Common Stock in this offering are exercised, the Company will receive aggregate proceeds therefrom of $559,762.50.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., of Houston, Texas. Porter & Hedges, L.L.P. is offering 30,000 shares of Common Stock pursuant to this prospectus. See "Selling Security Holders."

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1995 and 1994 and the consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 and for the period from inception, September 4, 1984, to December 31, 1995, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph which refers to substantial doubt regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                     TABLE OF CONTENTS

                                                             Page

Available Information.....................................    2
Documents Incorporated by Reference.......................    2
The Company...............................................    3
Risk Factors..............................................    3
Selling Security Holders..................................    10
Plan of Distribution......................................    12
Legal Matters.............................................    13
Experts...................................................    13




================================================================================





================================================================================


                              AMERICAN BIOMED, INC.


                                  COMMON STOCK



                               P R O S P E C T U S




                                  MAY 17, 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

SEC registration fee ................................   $ 1,222.47
Legal fees and expenses .............................   $ 7,500.00
Blue Sky fees and expenses (including legal expenses)   $        0
Accounting fees and expenses ........................   $ 7,000.00
Miscellaneous .......................................   $ 2,500.00
Total ...............................................   $18,222.47
                                                        ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matters as to which such person shall have been adjudged liable to the corporation, except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

         The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. In addition, the Company maintains directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

         The following is a list of all the exhibits filed as part of the Registration Statement.

         EXHIBITS

         Number

          5.1* - Opinion of Porter & Hedges, L.L.P., as to the legality of the Common Stock.

          23.1  -  Consent of Coopers & Lybrand L.L.P.

          23.2* -  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

          24.1 - Power of Attorney (included as part of signature page of Registration Statement).


- ----------------
      *To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of The Woodlands, State of Texas on May 17, 1996.

                                           AMERICAN BIOMED INC.

                                   By:     /s/ Steven B. Rash
                                      ------------------------------------------
                                           Steven B. Rash
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of American BioMed, Inc., constitute and appoint Steven B. Rash or David P. Summers, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation, power and authority to sign for any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 1996.



           Signature                                  Title
           ---------                                  -----

/s/ David P. Summers                          Chairman of the Board
- ------------------------------
David P. Summers, Ph.D.

/s/ Steven B. Rash                            President, Chief Executive
- ------------------------------
Steven B. Rash                                Officer and Director

                                              Director
- ------------------------------
Lawrence M. Hoffman

                                              Director
- ------------------------------
Herbert L. Kalman

/s/ Claudio Guazzoni                          Director
- ------------------------------
Claudio Guazzoni

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                                             DESCRIPTION
- ------                                             -----------

5.1*     Opinion of Porter & Hedges, L.L.P., as to the legality of the Common Stock

23.1     Consent of Coopers & Lybrand L.L.P.

23.2*    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

24.1     Power of Attorney (included as part of signature page of Registration Statement)


- -----------------
* To be filed by amendment.